Exhibit 10.1

COLLAGENEX PHARMACEUTICALS, INC.
CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made and entered into effective as of October 16, 2006 (the “Effective Date”), by and between Colin W. Stewart (the “Employee”) and CollaGenex Pharmaceuticals, Inc., a Delaware corporation (“CollaGenex”).  Certain capitalized terms used in this Agreement are defined in Section 1 below.

R E C I T A L S

A.            It is expected that CollaGenex from time to time will consider the possibility of a Change of Control, as defined in this Agreement.  The Board of Directors of CollaGenex (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

B.            The Board believes that it is in the best interests of CollaGenex and its stockholders to provide the Employee with an incentive to continue his or her employment and to maximize the value of CollaGenex upon a Change of Control for the benefit of its stockholders.

C.            In order to encourage the Employee to remain with CollaGenex notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment under certain circumstances following a Change of Control.

D.            This agreement supersedes any and all prior agreements that have as their primary purpose the provision of benefits upon termination of employment under certain circumstances following a Change of Control.

AGREEMENT

In consideration of the mutual covenants contained in this Agreement and the continued employment of Employee by CollaGenex, the parties agree as follows:

1.             Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)           Cause.  “Cause” shall mean (i) any act of dishonesty taken by the Employee in connection with his or her responsibilities as an employee which is intended to result in personal enrichment of the Employee, (ii) Employee’s conviction of a felony that the Board believes has had or will have a material detrimental effect on CollaGenex’ reputation or business, (iii) a willful act or willful failure to act by the Employee that constitutes misconduct and is injurious to CollaGenex, (iv) any material breach by Employee of any agreement with CollaGenex, after there has been delivered to the Employee a written notice of breach and Employee has been given a reasonable opportunity to cure such breach, or (v) continued willful violations by the Employee of the Employee’s obligations to CollaGenex or responsibilities/duties as an employee after there has been delivered to the Employee a written demand for performance from CollaGenex which describes the basis for CollaGenex’ belief that the Employee has not substantially performed his or her duties, and Employee has been given a reasonable opportunity to cure the violations.

(b)           Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

(i)            the approval by CollaGenex’ shareholders of a merger or consolidation of CollaGenex with any other corporation, other than a merger or consolidation which would result in the voting securities of CollaGenex outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of CollaGenex or such surviving entity outstanding immediately after such merger or consolidation;

(ii)           the approval by CollaGenex’ shareholders of a plan of complete liquidation of CollaGenex or an agreement for the sale or disposition by CollaGenex of all or substantially all of CollaGenex’ assets;

(iii)          any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said

Act), directly or indirectly, of securities of CollaGenex representing 50% or more of the total voting power represented by CollaGenex’ then outstanding voting securities; or

(iv)          a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of CollaGenex as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not either in connection with any transactions described in subsections (i), (ii), or (iii), or in connection with an actual or threatened proxy contest relating to the election of directors of CollaGenex.

(c)           Involuntary Termination  “Involuntary Termination” shall mean (i) without the Employee’s express written consent, a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities;  (ii) without the Employee’s express written consent, a significant reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) without the Employee’s express written consent, a reduction by CollaGenex of the Employee’s base salary as in effect immediately prior to such reduction; (iv) without the Employee’s express written consent, a material reduction by CollaGenex in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) without the Employee’s express written consent, the relocation of the Employee to a facility or a location more than fifty (50) miles from his or her current location; (vi) any termination of the Employee by CollaGenex that is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of CollaGenex to obtain the assumption of this Agreement by any successors contemplated in Section 7 below.

(d)           Termination Date.  “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other under this Agreement.

2.             Term of Agreement.  This Agreement shall terminate on the earlier of (a) the date that all obligations of the parties under this Agreement have been satisfied or (b) on the date, prior to a Change of Control, the Employee is no longer employed by CollaGenex.

3.             At-Will Employment.  CollaGenex and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law.  If, prior to any Change of Control, the Employee leaves the employment of CollaGenex either voluntarily or involuntarily for any reason, this Agreement will terminated by Operation of Section 2 and the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as may otherwise be established under CollaGenex’ then existing employee benefit plans or policies at the Termination Date, or as otherwise agreed by the parties at such time.

4.             Option Acceleration Upon A Change of Control.  If a Change of Control occurs while the Employee is employed by CollaGenex, regardless of whether Employee’s employment relationship with CollaGenex continues following such Change of Control, then (a) all stock options granted by CollaGenex to the Employee prior to the Change of Control shall become fully vested and exercisable as of the date of the Change of Control to the extent such stock options are outstanding and unexercisable at the time of such termination, and (b) all stock subject to a right of repurchase by CollaGenex (or its successor) that was purchased prior to the Change of Control shall have such right of repurchase lapse with respect to all of such shares.

5.             Severance Benefits In the Event of an Involuntary Termination.

(a)           Termination Following A Change of Control.  If the Employee’s employment with CollaGenex terminates as a result of an Involuntary Termination at any time within twenty-four (24) months after a Change of Control, Employee shall be entitled to the following severance benefits:

(i)            2.5 (two and one half) times the Employee’s base salary as in effect as of the Termination Date, plus an amount equal to 2.5 (two and one half) times the average bonus paid to Employee for the three fiscal years prior to the Termination Date (pro rated in the event Employee’s duration of employment by CollaGenex resulted in less than three bonus payments), less applicable withholding, payable in a lump sum within thirty (30) days of the Termination Date;

provided, however, if Employee has not worked long enough to have received a bonus for a full year of employment, an amount equal to 2 (two) times the maximum bonus opportunity for the year in which employment is terminated shall be substituted for the payment based on average bonus payments referred to above in this subparagraph;

(ii)           the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment for a period of twenty-four (24) months; and

(iii)          outplacement/administrative support for a period of eighteen (18) months following the Termination Date, plus reimbursement of up to Five Thousand Dollars ($5,000) of out of pocket expenses incurred by Employee in connection with Employee’s job search.

(b)           Termination Apart from a Change of Control.  If the Employee’s employment with CollaGenex terminates other than as a result of an Involuntary Termination within twenty-four (24) months following a Change of Control, then the Employee shall not be entitled to receive severance or other benefits as described in this Section 5, but may be eligible for those benefits (if any) as may then be established under CollaGenex’ then existing severance and benefits plans and policies at the time of such termination.

Accrued Wages and Vacation; Expenses.  Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) CollaGenex shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) CollaGenex shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, CollaGenex shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of CollaGenex prior to the Termination Date.  These payments shall be made promptly upon termination and within the period of time mandated by law.

6.             Certain Additional Payments by the Employer.

(a)           If it shall be determined that any benefit provided to the Executive or payment or distribution by or for the account of the Employer to or for the benefit of the

Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax resulting from any action or inaction by the Employer (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of the Excise Tax and all other income, employment, excise and other taxes that are imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (A) the Excise Tax imposed upon the Payments and (B) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.

(b)           Subject to the provisions of Section 6(d), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Employer’s independent, certified public accounting firm or such other certified public accounting firm as may be designated by the Executive and shall be reasonably acceptable to the Employer (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Employer.  If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change in the ownership or effective control (as defined for purposes of Section 280G of the Code) of the Employer, the Executive shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Employer to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Employer.  Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Employer to the Executive within five days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Employer and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments shall be required to be made to compensate the Executive for amounts of Excise Tax later determined to be due, consistent with the calculations required to be made hereunder (an “Underpayment”).  If the Employer exhausts its remedies pursuant to Section 6(c) and the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive.

(c)           The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Employer notifies the Executive in writing prior to the expiration of such period that they desire to contest such claim, the Executive shall:

(i)            give the Employer any information reasonably requested by the Employer relating to such claim;

(ii)           take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;

(iii)          cooperate with the Employer in good faith effectively to contest such claim; and

(iv)          permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties incurred in connection with such contest) and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

7.             Successors.

(a)           Company’s Successors.  Any successor to CollaGenex (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of CollaGenex’ business and/or assets shall assume CollaGenex’ obligations under this Agreement and agree expressly to perform CollaGenex’ obligations under this Agreement in the same manner and to the same extent as CollaGenex would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to CollaGenex’ business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)           Employee’s Successors.  Without the written consent of CollaGenex, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.  Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.             Notices.

(a)           General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when they are personally delivered or when they are mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Employee, mailed notices shall be addressed to the Employee at the home address which the Employee most recently communicated to CollaGenex in writing.  In the case of CollaGenex, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)           Notice of Termination.  Any termination by CollaGenex for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party to this Agreement given in accordance with this Section.  Such notice shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and (iii) specify the Termination Date (which shall be not more than 30 days after the giving of such notice).  If the Employee fails to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination, that failure shall not waive any right of the Employee under this Agreement or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights under this Agreement.

9.             Miscellaneous Provisions.

(a)           No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)           Waiver.  No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of CollaGenex (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Integration.  This Agreement and any outstanding stock option agreements and restricted stock purchase agreements referenced in this Agreement represent the entire agreement and understanding between the parties as to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement or restricted stock purchase agreement.

(d)           Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the Commonwealth of Pennsylvania.

(e)           Litigation Expense.  In the event Employee commences litigation to enforce rights under this Agreement, and a final unappealable outcome of the litigation is an award in favor of Employee, in addition to the amount of the award, CollaGenex will reimburse Employee for the costs and expenses of the litigation, including reasonable attorney fees.

(f)            Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(g)           Employment Taxes.  All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(h)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

10.           Indemnification.

The Company will, to the fullest extent permitted by law, indemnify and hold the Employee harmless from any and all liability arising from the Employee’s service as an employee, officer or director of the Company and its affiliated companies. To the fullest extent permitted by law, the Company will advance legal fees and expenses to the Employee for counsel selected by the Employee in connection with any litigation or proceeding related to the Employee’s service as an employee, officer or director of the Company and its affiliates. The terms of this indemnification provision shall survive the expiration of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of CollaGenex by its duly authorized officer, as of the day and year first written above.

COMPANY:	COLLAGENEX PHARMACEUTICALS, INC.

	By:	/s/ Andrew K.W. Powell

	Title:	Vice President, General Counsel

EMPLOYEE:	/s/ Colin W. Stewart
Signature

Colin W. Stewart
Printed Name